CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent public accountants, we hereby consent to the use of our report dated June 13, 2006 for the Croft-Leominster Value Fund and Croft-Leominster Income Fund and to all references to our firm included in or made part of this Post-Effective Amendment to the Croft Funds Corporation Registration Statement on Form N-1A (file No. 33-81926), including the references to our firm under the heading “Financial Highlights” in the Prospectus and the heading “Independent Registered Public Accountants ” in the Statement of Additional Information.

/s/  Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.

(formerly known as Cohen McCurdy, Ltd.)

Westlake, Ohio

September 5, 2006